EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2019, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc., and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting (which reports express unqualified opinions and include an explanatory paragraph relating to a change in accounting principle), appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 28, 2019